Dear Xfone Shareholders, Customers and Friends,

It’s time to roll up our sleeves and execute.

•	Construction has begun on our $99.9 million, state-of-the-art, Fiber-To-The Premise (FTTP) “triple play” network in Texas and Louisiana which is expected to reach tens of thousands of new customers.

•	Financing for this expansion of our network comes from Federal Stimulus funding in the form of low cost, long term loans of $54 million and grants of $45.9 million.

•
Our Levelland, Texas network, the blueprint for our upcoming build outs, is exceeding expectations, delivering strong revenue growth each month. In Levelland, we began formally marketing our FTTP service in December 2009 and since then, monthly revenues have grown almost ten-fold as of September 2010.  Based upon  Levelland’s success, we are optimistic about the rollout of the FTTP network in new markets.

PRIDE Network Groundbreaking Ceremony, October 11, 2010, Burkburnett, Texas

During the past two and a half years, we have changed the profile of Xfone, sharpening our strategic focus and shifting operating activities to center around our high margin FTTP offering. FTTP is the growth vehicle for our Company, driving improved overall gross margins and offsetting the attrition we have seen in our legacy residential copper network over the last several quarters.  The divestiture of the UK and Israeli businesses provides cash to our balance sheet, reduces expenses and concentrates our geographic presence within the United States.

With the federal stimulus funding we’ve been selected to receive, we’ll expand our network to reach approximately 50,000 FTTP passings by 2014. Specifically, our FTTP network has received financial support in the amount of $99.9 million in grants and 19 and 20-year loans from the Broadband Initiative Program of the American Recovery and Reinvestment Act.  In March we were selected to receive $63.7 million for the development of our FTTP infrastructure, known as the PRIDE Network in northwestern Texas.  In September we received news of an additional $36.2 million that will be used to further expand the PRIDE Network to communities in southern Louisiana.  This combined substantial funding allows us to provide voice, video and data services to communities, who for the most part, lack a high speed alternative.   We are gratified to have been selected to receive this funding and we look forward to bringing our FTTP “triple play” services to this new customer base.

 With our new, more focused operations, we are optimistic about the future of our business and our growth strategy moving forward.

New Business Profile
Xfone’s business is now one hundred percent U.S. focused within three categories:

Legacy Residential Copper Network comprised of DSL and dial tone over the local provider copper network.  The entire industry has seen a great deal of attrition from this segment as customers switch to FTTP and other higher speed and quality solutions, and we anticipate the continued decline of this portion of our business. This category currently represents less than 10 percent of our revenues.

Legacy Non-FTTP Corporate and Wholesale Business has maintained steady performance levels.

Best In Class FTTP Network currently includes more than 20,000 passings.  FTTP is the growth component of our business with margins in the range of 60% to 80% depending on product mix.  Revenue from the FTTP business grew 8.1% sequentially in the third quarter to $2.6 million.  FTTP revenues have grown 56% since we acquired the business in February 2008, at which time they represented just 9.8% of total revenues.

FTTP Growth Opportunity
To fully understand the value of our business, it is important to appreciate the growth potential of our FTTP business.  We have seen tremendous acceptance of our “triple play” offering in the communities of Lubbock, Levelland and Smyer, Texas, consistently adding both business and residential customers.

In Lubbock, nearly half of the businesses in the market have signed up for our offering and revenue from households is growing as well.  In March 2010, we substantially completed the construction of our FTTP network in Levelland and we are currently marketing, selling and connecting customers at a very promising rate with approximately 35% of residential households and 50% of businesses in the area signing on to FTTP so far.  With its continued growth, we expect Levelland will contribute approximately $2.5 million of additional annual EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-based compensation).

Outlook
In the short term, Xfone expects continued strong growth of FTTP customers in the Levelland market.

With the commencement of construction of the PRIDE Network in northwestern Texas we anticipate that we will see revenues from this project as early as the first quarter of 2011.  With an expected 30,000 passings, the PRIDE projects will bring total company-wide FTTP passings to over 50,000. Upon completion of the customer ramp-up in 2014, Xfone expects to achieve consolidated annual EBTIDAS in excess of $20 million. This estimate does not yet include our latest $36.2 million award for the Louisiana portion of the network.

This is a very promising and exciting time for Xfone.  We have made great strides toward shifting our strategic focus and operations to center on our FTTP network and we intend to fully dedicate our efforts to the continued aggressive and strategic roll out of our FTTP product for continued growth in Texas and other U.S. markets.  We look forward to keeping you informed about projects currently underway as well as new business developments.

Thank you for your support of our company.

Sincerely,

Guy Nissenson
President & Chief Executive Officer

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock or bonds. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.